                                                                    Exhibit 99.6

                         UNITED STATES BANKRUPTCY COURT
                            DISTRICT OF MASSACHUSETTS
                                EASTERN DIVISION

--------------------------------------------
                                               )
In the matter of                               )        Chapter 11
                                               )        Case No. 03-12309-CJK
WELLS-CTI, INC.                                )
                                               )
         Debtor-in-Possession                  )
                                               )
--------------------------------------------



                        DISCLOSURE STATEMENT FOR PLAN OF
                        REORGANIZATION OF WELLS-CTI, INC.






















                                                                   April 7, 2003

                                   DISCLAIMER

         NO PERSON MAY GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS, OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DISCLOSURE STATEMENT, REGARDING THE PLAN OR THE SOLICITATION OF ACCEPTANCES TO THE PLAN.

         ALL CREDITORS AND EQUITY INTEREST HOLDERS ARE ADVISED AND ENCOURAGED TO READ THE DISCLOSURE STATEMENT (INCLUDING ALL EXHIBITS) AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. PLAN SUMMARIES AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT, INCLUDING THE EXECUTIVE SUMMARY, ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN, OTHER EXHIBITS ANNEXED TO THE PLAN, AND THIS DISCLOSURE STATEMENT. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE HEREOF, AND THERE CAN BE NO ASSURANCE THAT THE STATEMENTS CONTAINED HEREIN WILL BE CORRECT AT ANY TIME AFTER THE DATE HEREOF. ALL CREDITORS AND EQUITY INTEREST HOLDERS SHOULD READ CAREFULLY AND CONSIDER FULLY SECTION VIII HEREOF (ALTERNATIVES TO PLAN OF REORGANIZATION) BEFORE VOTING FOR OR AGAINST THE PLAN.

         THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND NOT IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER NON-BANKRUPTCY LAW. PERSONS OR ENTITIES TRADING IN OR OTHERWISE PURCHASING, SELLING OR TRANSFERRING SECURITIES OF WELLS-CTI, INC. SHOULD NOT RELY UPON THIS DISCLOSURE STATEMENT FOR SUCH PURPOSES AND SHOULD EVALUATE THIS DISCLOSURE STATEMENT AND THE PLAN IN LIGHT OF THE PURPOSE FOR WHICH THEY WERE PREPARED.

         THIS DISCLOSURE STATEMENT HAS NEITHER BEEN APPROVED NOR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.

         AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT SHALL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT, LIABILITY, STIPULATION OR WAIVER, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS.

         THIS DISCLOSURE STATEMENT SUMMARIZES CERTAIN PROVISIONS OF THE PLAN, STATUTORY PROVISIONS, DOCUMENTS RELATED TO THE PLAN, EVENTS IN WELLS-CTI, INC.'S CHAPTER 11 CASE, AND FINANCIAL INFORMATION. ALTHOUGH WELLS-CTI, INC. BELIEVES THAT THE PLAN AND RELATED

DOCUMENT SUMMARIES ARE FAIR AND ACCURATE, SUCH SUMMARIES ARE QUALIFIED TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS OR STATUTORY PROVISIONS. FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PROVIDED BY MANAGEMENT OF WELLS-CTI, INC., EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED. WELLS-CTI, INC. IS UNABLE TO WARRANT OR REPRESENT THAT THE INFORMATION CONTAINED HEREIN, INCLUDING THE FINANCIAL INFORMATION, IS WITHOUT INACCURACY OR OMISSION.

         THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS INCLUDED HEREIN FOR PURPOSES OF SOLICITING ACCEPTANCES OF THE PLAN AND MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN. THE DESCRIPTIONS SET FORTH HEREIN OF THE ACTIONS, CONCLUSIONS, OR RECOMMENDATIONS OF WELLS-CTI, INC. OR ANY OTHER PARTY IN INTEREST HAVE BEEN SUBMITTED TO OR APPROVED BY SUCH PARTY, BUT NO SUCH PARTY MAKES ANY REPRESENTATION REGARDING SUCH DESCRIPTIONS.

         THIS DISCLOSURE STATEMENT SHALL NOT BE ADMISSIBLE IN ANY PROCEEDING (OTHER THAN THE CHAPTER 11 CASE) INVOLVING WELLS-CTI, INC. OR ANY OTHER PARTY, NOR SHALL IT BE CONSTRUED TO BE ADVICE ON THE TAX, SECURITIES OR OTHER LEGAL EFFECTS OF THE PLAN AS TO HOLDERS OF CLAIMS, AGAINST OR EQUITY INTERESTS IN WELLS-CTI, INC. YOU SHOULD CONSULT YOUR OWN COUNSEL OR TAX ADVISOR ON ANY QUESTIONS OR CONCERNS RESPECTING TAX, SECURITIES OR OTHER LEGAL EFFECTS OF THE PLAN ON HOLDERS OF CLAIMS OR EQUITY INTERESTS.

                        DISCLOSURE STATEMENT FOR PLAN OF
                       REORGANIZATION FOR WELLS-CTI, INC.

                                I. INTRODUCTION.

         This Disclosure Statement is submitted, as required by 11 U.S.C. ss. 1125, to creditors of Wells-CTI, Inc. ("Wells-CTI," the "Company," or the "Debtor") to provide them with sufficient information to make an informed decision when voting on the Plan of Reorganization of Wells-CTI, Inc. (the "Plan" or "Reorganization Plan") dated April 7, 2003.

         The Reorganization Plan is based on: (1) the agreement (the "Asset Purchase Agreement") between the Company, its parent company, PCD Inc. ("PCD"), Kabushiki Wells-CTI, LLC (the "Buyer") and UMD Technology, Inc. (the parent company of the Buyer), dated March 21, 2003, pursuant to which the Buyer shall acquire substantially all of the assets of the Debtor's business (the "Business") on or before May 31, 2003, by way of a bankruptcy court-approved sale of the Debtor's assets (the "Wells-CTI Sale"). In consideration for the Debtor's assets, the Buyer proposes to pay $2,050,000 plus a cash payment sufficient to fund in full the Class 2 Creditor Reserve (the "Sale Proceeds"). A copy of the Asset Purchase Agreement is attached as Exhibit A to the Plan.

         PCD owns and controls all of the capital stock of the Debtor. PCD also filed a voluntary petition under chapter 11 of the Bankruptcy Code on the Petition Date. Pursuant to an asset purchase agreement between PCD and Amphenol Corporation, subject to court approval, PCD plans to sell substantially all of its assets (other than the stock of the Debtor) for approximately $14 million (the "PCD Sale").

         The Debtor has guaranteed in full PCD's obligations in the approximate amount of $42 million in principal, plus accrued and unpaid interest and fees, under the Amended and Restated Loan Agreement By and Among PCD Inc. and Fleet National Bank, as Collateral Agent, Administrative Agent and a Lender and The Other Financial Institutions Now or Hereafter Parties Hereto, dated February 27, 2002 (the "Secured Loan Agreement"). Although the PCD Sale and the Wells-CTI Sale will not in the aggregate generate proceeds sufficient to satisfy in full the Debtor's obligations to its secured creditors (the "Secured Creditors"), the Secured Creditors have agreed to allow the Debtor to use a portion of the Sale Proceeds to pay in cash in full the Debtor's administrative expense claims, priority tax claims, priority employee claims and the principal amounts of general pre-petition unsecured claims. Following payment of the administrative expense claims, priority tax claims, priority employee claims and unsecured claims, the Debtor will be dissolved and any remaining funds will be returned to Fleet.

         The Reorganization Plan is more fully described in Section V of this Disclosure Statement. Also set forth below is information regarding the Debtor's pre-chapter 11 history and the structure and terms of the Asset Purchase Agreement. This is only a summary of certain information and of the Plan, and does not itself represent the terms which, if approved by the Court, will be binding on all parties. For those terms, creditors should carefully read the Reorganization Plan and the documents related to the Plan. If there is any discrepancy between the Disclosure Statement and the Plan, the provisions of the Plan will govern. Capitalized terms used in this Disclosure Statement are as defined in this Disclosure Statement or in the Plan.

================================================================================
         ALL CREDITORS ARE ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING ON THE PLAN. IF THERE IS ANY DISCREPANCY BETWEEN THE DISCLOSURE STATEMENT AND THE PLAN, THE PROVISIONS OF THE PLAN WILL GOVERN.
================================================================================

         Consistent with the requirements of the Bankruptcy Code, the Debtor's goal is to obtain an order from the Bankruptcy Court confirming the Reorganization Plan. That order, the "Confirmation Order," will contain other provisions as well, but approval of the Plan is the core of such an order. After voting on the Plan is completed, a confirmation hearing will be held before the Bankruptcy Court. If the Bankruptcy Court then confirms the Plan, the Plan becomes binding on the Debtor, its creditors, its equity holders, and other affected parties, including those who may have voted against the Plan.

         Except where specifically noted, the historical financial information presented here represents the reasonable good faith efforts of the Debtor to compile that information but has not been audited by a certified public accountant and may not have been prepared in accordance with generally accepted accounting principles.

================================================================================
         THE DEBTOR BELIEVES THAT THE REORGANIZATION PLAN PRESENTS THE MOST REALISTIC AND FAIR TREATMENT OF ALL PARTIES-IN-INTEREST AND, THUS, URGES CREDITORS TO VOTE TO ACCEPT THE PLAN.
================================================================================

        II. HISTORY OF THE DEBTOR AND COMMENCEMENT OFTHE CHAPTER 11 CASE.

         A.       The Debtor's Business.

         PCD designs, manufactures and markets electronic connectors. PCD's business is comprised of two divisions, the PCD Industrial/Avionics division located in Peabody, Massachusetts (the "I/A Division") and the Business located in Phoenix, Arizona (the assets of which are owned by the Debtor). Wells-CTI designs, manufactures and markets interconnect devices ("burn in sockets") used by semiconductor manufacturers to perform a reliability screening and stress testing procedure known as "burn in".

         In addition to Wells-CTI, PCD has one other subsidiary, PCD USVI, Inc., a United States Virgin Islands corporation, which is a wholly-owned subsidiary of the Debtor and which has no assets. The Debtor has two subsidiaries, Wells-CTI Kabushiki Kaisha, a Japanese corporation and Wells International Corporation, Inc., an Indiana corporation.

         B. Events Leading to the Chapter 11 Case and the Asset Purchase Agreement.

         As of June 29, 2002, and continuing until the Petition Date, PCD has been in default under the Secured Loan Agreement, based on violation of certain financial covenants set forth in the Secured Loan Agreement. The Secured Creditors agreed to temporarily waive these defaults through a series of amendments to the Secured Loan Agreement. On January 17, 2003, PCD and the Secured Creditors entered into an Amendment and Temporary Waiver No. 4, which extended the temporary waiver of the defaults through March 31, 2003.

         For the year ending December 31, 2002, the Debtor had revenues in excess of $7 million. As of January 25, 2003, it had total assets with a book value of approximately $7 million and total liabilities of approximately $43 million.

         The connector industry has been significantly depressed since 2001, resulting in a decrease in the Debtor's sales from $29.3 million in 2000 to $7.8 million in 2002. While the Debtor has engaged in substantial cost cutting to address the revenue loss, it has not been possible to maintain a profitable business in the face of continuing lost revenues and the substantial debt load of the company. Accordingly, in the Fall of 2002, PCD began exploring the possibility of selling the I/A Division and the Business. To ensure that PCD received the highest possible sale price, PCD engaged Adams, Harkness & Hill as financial advisors. After a lengthy process of solicitation, evaluation and negotiation, PCD, with the active assistance of Adams, Harkness & Hill, conducted a de facto auction of the I/A Division and the Business. During this process, twelve competitors of the Debtor and three financial buyers signed non-disclosure agreements and were provided an offering memorandum. As a result, two bids were submitted for the purchase of the Business.

         PCD and the Debtor then commenced separate Chapter 11 cases to protect their businesses and to preserve value for all of their creditors until the PCD Sale and the Wells-CTI Sale (together, the "Asset Sales") can be completed.


                   III. THE DEBTOR'S OWNERSHIP AND STRUCTURE.

         A.       Present Capital Stock of the Debtor.

         All of the issued and outstanding shares of the Debtor's stock are currently held by PCD.

         B.       Present Directors and Officers.

         The current sole director of Wells-CTI is Mr. John L. Dwight, Jr. The current officers are Mr. John L. Dwight, Jr., President, Mr. John J. Sheehan III, Treasurer, Mr. Thomas C. Chase,

Secretary, Ms. Melissa J. Solomon, Assistant Secretary, and Mr. Jeffrey A. Farnsworth, Vice President and General Manager, Wells-CTI USA. There are presently no other officer positions.

                            IV. THE CHAPTER 11 CASE.

         A.       Assets and Liabilities as of the Petition Date.

         As of the Petition Date, Wells-CTI had current debts outstanding to creditors of approximately $43 million and assets with a book value (net of depreciation) of approximately $7 million. Attached as Exhibit 1 are unaudited balance sheets and statements of profit and loss for the Debtor reflecting its financial condition as of the fiscal years ending December 31, 2001 and 2002.

         B.       Employment Obligations.

         Wells-CTI's salary and benefit obligations to its present employees are current through the Petition Date except for approximately $33,808 in pre-petition wages owed to employees. As of the Petition Date, there was approximately $72,000 in employee accrued vacation.

         C.       Significant Contracts and Leases.

                  1.       Facility Lease.

         The Debtor's Business is located at 2102 West Quail Ave., Suite 2, Phoenix, Arizona, and at 1735 North First Street, Suite 303, San Jose, California. The Debtor intends to assume and assign its leases for those facilities to the Buyer as part of the asset acquisition, and the Asset Purchase Agreement provides that Buyer will acquire such leasehold interest as part of the Wells-CTI Sale. The Debtor is current on all of its obligations under the leases.

                  2.       Equipment Leases.

         As of the Petition Date, the Debtor has approximately $15,000 in annual obligations for leased equipment. The Debtor intends to assume and assign its equipment leasehold interests to the Buyer as part of the asset acquisition, and the Asset Purchase Agreement provides that the Buyer will acquire such leasehold interests as part of the asset acquisition. The Debtor is current on all of its obligations under the equipment leases.

                  3.       Other Executory Contracts and Unexpired Leases.

         All executory contracts and unexpired leases that the Debtor intends to assume and assign to the Buyer are identified as "Assumed Contracts" on the summary of the exhibits and schedules to the Asset Purchase Agreement, attached as Exhibit B to the Plan. Any executory contracts and unexpired leases that are not Assumed Contracts will be rejected as of the Effective Date.

            V. SUMMARY OF THE ACQUISITION AND PLAN OF REORGANIZATION.

         The following summarizes the Debtor's Plan. Creditors are urged not to rely on this summary and instead to read carefully the full text of the Plan and the documents related to the Plan (the "Plan Documents"). When confirmed, the Plan will be binding upon the Debtor, its creditors, equity holders and any other affected parties.

A.       The Asset Purchase Agreement.

         On March 21, 2003, Wells-CTI, PCD, the Buyer and UMD Technology, Inc. entered into the Asset Purchase Agreement attached as Exhibit A to the Plan. Pursuant to that Asset Purchase Agreement, the Buyer will purchase as of the Effective Date all of the assets of the Debtor used in the Business in exchange for a purchase price of $2,050,000 plus cash sufficient to fund in full the Class 2 Creditor Reserve.

         It is anticipated that the Buyer will purchase, operate and own the Debtor's assets and will continue to employ a majority of the Debtor's current employees at an equivalent level of responsibility and compensation (with certain adjustments to reflect market rates.)

         A summary of the terms of the Asset Purchase Agreement follows (all capitalized terms not defined in this Disclosure Statement have the meanings set forth in the Asset Purchase Agreement):

                  o Assets to be Purchased. The Buyer will purchase all of the assets used primarily in the Business.


                  o Assumed Liabilities. The Buyer will fund the Class 2 Creditor Reserve and will assume all other Assumed Liabilities, which include:

                           (i) all accrued expenses of the Debtor, except (i)
                  those which constitute Retained Liabilities, as set forth on the Summary (including accrued expenses relating to employee health benefit claims will not exceed $50,000), (ii) those that are paid in cash in full at closing;

                           (ii) all liabilities and obligations of the Debtor
                  incurred in the ordinary course of the Business consistent with past practice after the Petition Date and not performed or satisfied as of the Closing Date other than those that constitute Retained Liabilities as set forth in the Summary;

                           (iii) all amounts necessary to cure defaults and
                  future obligations under the Assumed Contracts (as defined in the Summary);

                           (iv) accrued employee-related obligations, including
                  accrued vacation obligations and health insurance claims, related to the Debtor's employees hired by the Buyer after Closing, as set forth in the Summary.

                  o Payment of Assumed Liabilities. The Buyer is required to fund the Class 2 Creditor Reserve at closing and to cure all defaults under the Transferred Customer Contracts and the Assumed Contracts (both as defined in the Summary).

                  o Breakup Fee. In the event that this Court approves the sale of the Business to a third party (other than the Buyer), the Buyer will be entitled to receive a breakup fee in the amount of $50,000.


B.       Treatment of Unclassified Claims.

         1. Administrative Claims. All Allowed Administrative Claims for professional fees and expenses and for any other Claims that were incurred other than in the ordinary course of the Debtor's business on or after the Petition Date shall be paid by the Debtor in cash in full: (a) upon the later of (i) the Effective Date, or as soon as practicable thereafter or (ii) as soon as practicable after such Claim becomes an Allowed Administrative Expense Claim, if the date of allowance is later than the Effective Date, (b) upon such other terms as may be mutually agreed upon between such holder of an Allowed Administrative Expense Claim and the Debtor, or (c) according to the ordinary business terms of the Debtor and such holder; provided, however, that all post-Effective Date Professional Fees shall be paid by the Debtor within ten
(10) Business Days of the submission of an invoice to the Debtor. The Debtor estimates that as of the Confirmation Date these Administrative Claims, which include professional fees, post-Closing wages for the wind-down of the Debtor and employee incentive compensation, shall not exceed $380,000, inclusive of the fees owed to the Unites States Trustee's Office.

         2. Priority Employee Claims. All Allowed Priority Employee Claims, if any, shall be paid in full in cash by the Debtor on the later of the Effective Date or seven (7) days following the date of a Final Order allowing such a Claim. The Debtor believes that there is a total of $33,808 owed to current employees for unreimbursed pre-petition employment expenses that are entitled to priority treatment. The Debtor anticipates that, subject to the Bankruptcy Court's approval, these claims will be paid in full prior to the Effective Date.

         3. Priority Tax Claims. The Debtor believes that there are eight Allowed Priority Tax Claims totaling $52,431.47. Allowed Priority Tax Claims shall be paid by the Debtor in full on the later of the Effective Date or seven
(7) days following the date of a Final Order allowing such a Claim. The Debtor believes that it is current on all of its post-petition obligations to taxing authorities and has filed all tax returns currently due for the pre-petition period. The Debtor is in the process of completing its tax returns for the 2002 calendar year and anticipates that the only post-petition taxes owed (exclusive of ongoing employment tax obligations) will be approximately $50,000 in personal property taxes.

C.       Treatment of Classified Claims.

         Class 1 (Secured Claims). Subject to the Bankruptcy Court's approval of the Sale Order, Fleet, as agent for the Class 1 Creditors, already will have received under the Sale Order , the Class 1 Creditor Payment Amount. On or about the Effective Date, Fleet, as agent shall also receive (i) any funds remaining in the Debtor's Reserve and any other property held by the Debtor after payment of all Allowed Claims and expenses in accordance with Article VI of the Plan,
(ii) any funds remaining in the Class 2 Creditor Reserve after payment in full of all Class 2 Claims and (iii) any residial interest or right to payment otherwise provided for in the Plan, including without limitation as provided in
Article V of the Plan. These payments to the Class 1 Creditors collectively, shall be in full satisfaction, settlement, release and discharge of and in exchange for all Allowed Class 1 Claims.

         Class 2 (General Unsecured Claims). Class 2 is comprised of all unsecured claims other than the Unclassified Claims addressed above. Ten (10) days following the later of the Effective Date or the date upon which such Claim becomes an Allowed Claim, each holder of an Allowed Class 2 Claim shall receive in full satisfaction, settlement, release, and discharge of and in exchange for that Allowed Claim a cash payment in an amount equal to 100% of the principal amount of such holder's Allowed Class 2 Claim. The Class 1 Creditors are waiving the right to receive any distribution under Class 2 on account of deficiency claims under the Secured Loan Agreement, except as otherwise expressly provided in this Plan.

         The Debtor anticipates that Class 2 Claims will total $279,373.39.

D.       Treatment of Interests.

         Class 3 (Equity Interests). PCD is the sole equity holder of the Debtor. PCD shall receive nothing for its equity interest in the Debtor.

E.       Treatment of Disputed and Contingent Claims

         The Debtor shall be solely responsible for filing objections to Disputed Claims in Class 2 and for prosecuting and, in its sole discretion, settling such objections. All objections to claims must be filed and served on or before the Claims Objection Bar Date. The Debtor shall create a Disputed Claims Reserve which shall consist of the money that would have been distributed on and after the Effective Date to holders of Disputed Claims in Class 2 as if such Claims were Allowed, which reserve shall be allocable as provided below for Disputed Claims in Class 2. The Debtor may request estimation for every Disputed Claim in Class 2 in the face amount of $10,000 or more that is unliquidated, and shall withhold a Disputed Claim Reserve based upon the estimated amount of such Claim as set forth in an applicable Final Order. If the Debtor elects not to request an estimation from the Court with respect to a Disputed Claim in Class 2, the Creditors' Trustee shall, as to such Disputed Claim in Class 2, withhold a Disputed Claim Reserve based upon the face amount of such Disputed Claim in Class 2.

         Distributions from the Disputed Claim Reserve in respect of a Disputed Claim in Class 2, to the extent that all or part of such Claim ultimately becomes Allowed, shall be made in accordance with the provisions of the Plan governing the class to which the respective holder belongs.

         Unless otherwise specifically provided for in the Plan or Confirmation Order, or required by applicable bankruptcy law, interest shall not accrue on Claims, and no holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim. Interest shall not accrue or be paid upon any Disputed Claim in respect of the period from the Petition Date to the date a final distribution is made thereon if such Disputed Claim becomes an Allowed Claim.

         All fees and expenses incurred by the Debtor in connection with the Disputed Claims shall be paid from the Debtor's Reserve and shall not be the responsibility of the Buyer.

F.       Consequences Of Confirmation Of The Plan

         1.       Property of the Estate.

         On the Effective Date, whatever property of the Estate remains following the transfer to the Buyer in accordance with the Plan shall be held by the Debtor, subject to the requirements of the Plan, free and clear of any and all claims and interests.

         After the Confirmation Date, the Debtor may, without application to or approval by the Court, pay professional fees and expenses that it will incur after the Effective Date in connection with its dissolution.

         2.       Dissolution of Committees.

         As of the Effective Date, the Official Committee of Unsecured Creditors shall be deemed dissolved, and fees and costs incurred by the Committee or its professionals from and after the Effective Date, other than those incurred to prepare final fee applications, shall not be borne or paid by the Debtor.

         3.       US Trustee Obligations.

         After the Effective Date, the Debtor will be responsible for timely payment of fees incurred pursuant to 28 U.S.C. ss. 1930(a)(6). After the Effective Date, the Debtor will serve the United States Trustee with a monthly financial report for each month (or portion thereof) the Chapter 11 Case remains open. The monthly financial report shall include the following:

         A. a statement of all disbursements made from during the course of the month, whether or not pursuant to the Plan;

         B. a summary, by class, of amount distributed or property transferred to each recipient under the Plan, and an explanation of the failure to make any distributions or transfers of property under the Plan;

         C. the Debtors' projections as to its continuing ability to comply wit the terms of the Plan;

         D. a description of any other factors which may materially affect the Debtors' ability to consummate the Plan; and

         E. an estimated date when an application for final decree will be filed with the Court (in the case of the final monthly report, the date the decree was filed).

G.       Assumption And Assignment Of Executory Contracts And Unexpired Leases

         The Final Order confirming the Plan shall constitute an order of the Court approving the assumption and assignment to the Buyer of all executory contracts and unexpired leases that are Assumed Contracts (as defined in the Asset Purchase Agreement), pursuant to section 365 of the Bankruptcy Code, as of the Effective Date, and no consent of any party to any such executory contract or unexpired lease shall be required for any such assignment pursuant to the Asset Purchase Agreement. Any executory contract or unexpired lease which is not an Assumed Contract, or which the Debtor has previously moved to reject, shall be deemed rejected. The Buyer has provided a definitive list of the executory contracts and unexpired leases that it is assuming under the Asset Purchase Agreement.

H.       Conditions Precedent to Confirmation of the Plan.

         It is a condition precedent to confirmation of the Plan that:

                  1. The Asset Purchase Agreement shall have been approved by a Final Order;

                  2. The covenants of the Debtor under Section 4 of the Asset Purchase Agreement shall have been satisfied; and

                  3. The conditions precedent to the Buyer's obligations under Section 5 of the Asset Purchase Agreement shall have been satisfied.


I.       Conditions Precedent To Consummation Of The Plan

         It is a condition precedent to consummation of the Plan that the Confirmation Order shall be a Final Order, and shall provide, among other things, that:

                  1. The Asset Purchase Agreement is authorized and approved;

                  2. The provisions of the Confirmation Order are nonseverable and mutually dependent;

                  3. The Debtor Reserve, the Disputed Claims Reserve (if any) and the Class 2 Creditor Reserve shall have been funded in full from the Sale Proceeds; and

                  4. The Class 1 Creditor Payment Amount shall have been received by Fleet.


J.       Payments On The Effective Date.

         The following sets forth the Debtor's estimation of funds available for the payment and distributions provided for in the Plan.

         On the Closing Date, the Debtor will receive cash in the amount of $2,276,941.92 from Amphenol, to be distributed as follows:

         1.   Class 1 Creditor Payment Amount                  $1,980,000.00
         2.   Class 2 Creditor Reserve                         $  279,373.39
         3.   Debtor's Reserve (for payment of
              administrative and priority claims)              $   17,568.53

         On the Effective Date, distributions will be made as follows:

         1. Class 2 Creditors will be paid the full principal amount of their Allowed Class 2 Claims ($279,373.39) from the Class 2 Creditor Reserve.

         2. The following payments will be made from the Debtor's Reserve (which will consist of $17,568.53 as set forth above, plus an estimated $585,000.00 in cash on hand from post-petition collections):

              a.  Priority Administrative Expenses               $380,000.00
              b.  Priority Employee Claims                       $      0
              c.  Priority Tax Claims                            $ 52,431.47


         Funds Remaining:                                        $170,137.06(1)





--------
(1) This amount is available to fund the Disputed Claims Reserve and any unanticipated expenses to be paid out of the Debtor's Reserve with all remaining amounts to be paid to the Class 1 Creditors

                             VI. TAX CONSIDERATIONS.

         The following summarizes certain tax consequences of the Plan under the Internal Revenue Code of 1986, as amended (the "Tax Code"), and other tax laws, to the Debtor and its creditors. This summary does not discuss all aspects of federal income or other taxation that may be relevant to a particular creditor in light of its personal investment circumstances or to those subject to special treatment under the income tax laws (for example, life insurance companies, tax-exempt organizations, foreign corporations and individuals who are not citizens or residents of the United States), does not discuss any aspects of local or foreign taxation, and discusses only limited aspects of state taxation.

         This summary is based upon the laws, regulations and decisions in effect on the date hereof and upon regulations, all of which are subject to change (possibly with retroactive effect) by legislation, administrative action or judicial decision.

================================================================================
CREDITORS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES (FEDERAL, STATE AND LOCAL) TO THEM OF THE PLAN.
================================================================================

         1.       Asset Purchase Agreement.

                  As discussed above, the Debtor has entered into an asset purchase agreement with the Buyer which provides for the sale of substantially all of the Debtor's assets. The Debtor does not expect to incur any federal or state tax liability as a result of this transaction.

         2.       Treatment of Unclassified Claims.

                  Holders of Administrative Expenses Claims and Priority Employee Claims will be paid in full. Payment in full should not result in any cancellation of indebtedness income to the Debtor or otherwise result in tax liability for the Debtor. The tax consequences of the payments to the holders of such claims will depend on their specific tax situation. Accordingly, the holders of such claims should consult their tax advisers.

         3.       Treatment of Claims in Class 1.

                  The holders of the Claims in Class 1 will not be paid in full. Thus, the Debtor will recognize cancellation of indebtedness income as a result of the treatment of Class 1 Claims. This should not, however, result in increased federal income tax liability to the Debtor for the current tax year under Section 108 of the Internal Revenue Code but will result in the reduction of the Debtor's tax attributes. The tax consequences of the payments to the holders of such claims will depend on their specific tax situation. Accordingly, the holders of such claims should consult their tax advisers.


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

         4.       Treatment of Claims in Class 2.

                  The holders of the Claims in Class 2 will be paid in full without interest. The tax consequences of the payments to the holders of such claims will depend on their specific tax situation. Accordingly, the holders of such claims should consult their tax advisers

                         VII. CONFIRMATION OF THE PLAN.

         A.       Feasibility.

         The Bankruptcy Code requires that in order for the Plan to be confirmed by the Court, the Debtor must show that the Plan is "feasible." A plan will be considered feasible if the Debtor demonstrates that it is more likely than not to be able to perform under the Plan as projected and, thus, that confirmation of the Plan is not likely to be followed by another liquidation or further reorganization. Because the sale to they Buyer pursuant to the Asset Purchase Agreement will result in the Debtor's transfer of all of its assets, the termination of its business, and its dissolution, there is no reason to believe that the Bankruptcy Court will not find that the Plan is feasible.

         B.       Best Interests of Creditors and Interest Holders.

         To confirm the Reorganization Plan over the objections, if any, of dissenting holders of Claims, the Bankruptcy Court must make an independent determination that the Plan is in the "best interests" of all dissenting holders of Claims. That is, the Court must find that the Plan provides to each dissenting holder of a Claim a recovery with a value at least equal to the value, as of the Effective Date, of what each such holder would receive were the Debtor liquidated under chapter 7 of the Bankruptcy Code. Accordingly, the Bankruptcy Court will compare the value of what is likely to be available to holders of Claims in each of Classes 1 through 3 under the liquidation analysis addressed in Section VIII.B (the "Liquidation Analysis"), with the value of what is being received by those classes under the Reorganization Plan. Based on the Debtor's Liquidation Analysis, it appears likely that confirmation of the Reorganization Plan will provide to each holder of a Claim a return that is much more than what each of those holders would receive pursuant to a liquidation of the Debtor under Chapter 7 of the Bankruptcy Code. Assuming that the Debtor's assets could yield a maximum of $1,000,000 at a "fire sale," the Debtor believes that, once the priority claims and administrative expenses of the bankruptcy are paid, such a liquidation will yield no return for the holders of Class 2 Claims, especially since the Class 1 Creditors would then have an allowed claim that would far exceed the value of the assets.

                 VIII. ALTERNATIVES TO PLAN OF REORGANIZATION.

         A.       Continuing In Chapter 11.

         If the Debtor were to remain in Chapter 11, it would continue to operate its business as a debtor-in-possession for the time being, but it would also remain subject to the limitations imposed on its operations by the Bankruptcy Code, and the resolution of its present indebtedness would remain uncertain. The Debtor would not be able to survive as a going concern in



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

chapter 11, as the Debtor has no reason to believe that the Secured Creditors would continue to fund the Debtor, and because the Debtor would be unable to raise additional working capital or to stem its operating losses. Thus, at some point in the fairly near future, either a new plan of reorganization or liquidation would have to be proposed (either by the Debtor or another party) or the case would likely be converted to Chapter 7.

         B.       Chapter 7 Liquidation.

         If no plan of reorganization is confirmed in the Reorganization Case, then the case may be converted to a case under chapter 7 of the Bankruptcy Code. In that event, the Debtor's business operations would cease and a trustee would be appointed to liquidate the assets of the Debtor. The Debtor believes that such a liquidation of the Debtor under Chapter 7 would likely result in no payment to the holders of Class 2 claims.


WELLS-CTI, INC.


By: _______________________________
    John Dwight, President

COUNSEL TO DEBTOR
WELLS-CTI, INC.

Charles R. Dougherty (BBO #132260)
Anne L. Showalter (BBO # 629817)
77A Revere Street
Boston, MA 02114
617-227-0506


DATED:   April  ___, 2003


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

                      Exhibit 1 - 2001 and 2002 Financials






























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